                             Exhibit 2. Form of Note

THIS CONVERTIBLE SECURED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND IS A RESTRICTED SECURITY AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THIS CONVERTIBLE SECURED NOTE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY.

                            CONVERTIBLE SECURED NOTE

${_____}                                                     November ____, 1998

         FOR VALUE RECEIVED, Spatialight, Inc., a corporation organized and existing under the laws of the State of New York (the "Company"), hereby promises to pay to {_____} ("Payee") the principal sum of ${_____}, or so much thereof as shall have been funded in accordance with the Convertible Secured Loan Agreement dated of even date herewith, among the Company, Payee and Others (the "Loan Agreement") on December 31, 1998 or such earlier or later date as this Note shall become due by lapse of time, acceleration, extension or otherwise, as provided herein (the "Maturity Date"), with interest on the principal sum hereof, as set forth below in Paragraph 1. This Note is one of a series of Convertible Secured Notes ("Convertible Notes") issued on the date hereof pursuant to the Loan Agreement in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000) (the "Convertible Note Series").

         1. Payment of Interest. This Note will bear interest at the rate of six percent (6%) per annum. Interest shall be compounded quarterly. Interest shall be payable on the Maturity Date. At the option of the Payee, any interest due and payable hereunder, shall be paid by the issuance of such common stock of the Company having a Market Value equal to the amount of interest due hereunder. For purposes of the preceding sentence, the term "Market Value" shall mean the average public trading price for such common stock for (i) the ten (10) previous trading days, if at least five (5) trades have occurred during such ten trading days, or if not, (ii) the previous ten (10) trades.

         2. Repayment of Principal. Payment on the principal balance of this Note will be made on the Maturity Date. The Company shall have no right to pre-pay any portion of this Note.

         3.       Extension of Maturity Date.

                  (a) The Company, at its option, to be exercised by written notice to the Payee given no less than ten (10) days and no more than forty (40) days prior to December 31, 1998, may extend the Maturity Date to December 31, 1999; provided, however, that at the time of the giving of Notice of such extension, the following conditions have been met:

                           (i)      In the event that the Maturity Date is
extended by the Company in accordance with this Paragraph 3, the Company shall have paid to the Payee all interest accrued (and that will accrue) on the principal amount outstanding hereunder from time to time, through December 31, 1998.


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                           (ii)     On or before the date of exercise of this
option to extend the maturity date (the "Exercise Date") the Company has developed and demonstrated a fully functioning projection display unit, including the following components: (i) 1024 x 768 Spatial Light Modulator, (ii) lamp; (iii) mirror; (iv) polarizer, (v) lens; (vi) screen; and (vii) projection display case.

                           (iii)    On or before the Exercise Date, the Company
has entered into one or more written agreements under which the Company can reasonably be expected to generate not less than $250,000 in revenue for the period beginning on any date after the date hereof and continuing through December 31, 1999.

                  (b) In the event that the Maturity Date is extended by the Company in accordance with this Paragraph 3, then, at the request of Lender, Company shall retain at its expense (provided that the fees are reasonable) Dr. Urbach to conduct a comprehensive review of, and prepare a report on (the "Report"), the defensive and offensive action plan that optimizes the future intellectual property position of the Company.

         4.       Conversion Rights.

                  (a) Conversion. Payee may at any time and from time to time, at Payee's option, subject to the terms and conditions hereinafter set forth, convert all or part of the unpaid principal of this Note into fully paid and nonassessable shares of common stock, $.01 par value, of the Company (the "Common Shares"), at the Conversion Price (as hereinafter defined in effect on the Conversion Date (as hereinafter defined)). Accrued and unpaid interest on this Note is not subject to conversion pursuant to this Paragraph 4. In the event Payee converts all or any part of the unpaid principal of this Note pursuant to this Paragraph 4, the Company shall pay to Payee in immediately available funds or, at Payee's option, in Common Shares as provided in Paragraph 1, above, all accrued and unpaid interest to the Conversion Date (as defined below); provided, however, that upon any partial conversion of this Note, the Company shall pay to Payee only the accrued and unpaid interest attributable to that portion of the principal actually converted.

                  (b) Conversion Price. The conversion price (the "Conversion Price") at which Common Shares will initially be issuable upon conversion of this Note will be seventy-five cents ($0.75) per Common Share. The Conversion Price will be subject to adjustment as provided in Paragraph 4(f) below.

                  (c) Method of Conversion. To convert, Payee must surrender this Note to the Company at any time during usual business hours at the Company's principal office at 8-C Commercial Blvd., Novato, California 94949-5759 (or at such other location designated in a written notice given by the Company to Payee), accompanied by a written conversion notice substantially in the form attached hereto as Annex I (the "Written Conversion Notice") duly executed by Payee or its attorney duly authorized in writing. Any such conversion will be deemed to have been made as of the day that this Note is surrendered, accompanied by the Written Conversion Notice, or if such date is not a business day, the next succeeding business day (the "Conversion Date"). The rights of Payee in and to the principal of this Note so converted, when surrendered for conversion, will cease as of the Conversion Date and Payee will thereafter be deemed to be the record holder of the Common Shares received by him upon conversion. Any partial conversion of this Note must be in multiples of Twenty-Five Thousand Dollars ($25,000) principal amount unless otherwise agreed by the Company.


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                  (d)      Delivery of Certificates; Remainder Note. As promptly
as practicable after the Conversion Date, the Company will deliver or cause to be delivered to Payee certificates representing the number of fully paid and nonassessable Common Shares into which this Note has been converted. In the event of a partial conversion, the Company will reissue a Note to Payee in the amount of the remaining principal balance of this Note and all accrued and unpaid interest on the remaining principal balance of the Note will remain outstanding and will be payable in accordance with Paragraph 1 hereof.

                  (e) No Dividend Adjustment. No adjustments in respect to cash dividends paid by the Company out of its earnings on the Common Shares prior to the conversion of this Note will be made.

                  (f) Adjustment of Conversion Price. The Conversion Price will be subject to adjustment from time to time as follows:

                           (i)      Common Shares Issued at Less Than the
Effective Conversion Price. If the Company issues any Common Shares other than Excluded Shares (as defined below) (the "Additional Common Shares") without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance (the "Effective Conversion Price"), the Conversion Price shall be reduced to a Price determined by multiplying the Effective Conversion Price by a fraction (A) the numerator of which shall be the sum of (1) the number of Common Shares outstanding immediately prior to such issuance (including the Common Shares issuable upon the conversion of any notes outstanding as of the date hereof to Argyle Capital Management Corporation) plus
(2) the number of Common Shares that the aggregate consideration received by the Company for the total number of Additional Common Shares so issued would purchase at such Effective Conversion Price and (B) the denominator of which shall be the number of Common Shares outstanding immediately prior to such issuance (including the Common Shares issuable upon the conversion of any notes outstanding as of the date hereof to Argyle Capital Management Corporation) plus the number of Additional Common Shares so issued. For purposes of this Subparagraph 4(f), the term "Common Shares" shall mean, collectively, all Common Shares of the Company, and any security of the Company now outstanding or hereafter issued by the Company which is convertible or exchangeable into any class of Common Shares.

                           (ii)     Certain Adjustment Factors. For the purposes
of any adjustment of the Conversion Price pursuant to subparagraph (f)(i) above, the following provisions shall be applicable:

                                    (A)      Cash. In the case of the issuance
of Common Shares for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Shares before deducting therefrom (y) any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof and (z) any amount paid or payable for accrued interest or accrued dividends; and

                                    (B)      Consideration Other Than Cash. In
the case of the issuance of Common Shares (other than upon the conversion of shares of capital shares or other securities of the Company) for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than



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cash shall be deemed to be the fair value thereof (as determined by the Board of
Directors of the Company, whose determination shall be reasonable), irrespective of any accounting treatment; provided that such fair value as determined by the Board of Directors shall not exceed the aggregate Market Value of the Common Shares being issued as of the date the Board of Directors authorizes the issuance of such Common Shares; and

                                    (C)      Options and Convertible Securities.
In the case of the issuance of (x) options, warrants or other rights to purchase or acquire Common Shares (whether or not exercisable immediately following such issuance), other than 875,000 Common Shares, as equitably adjusted, to be reserved for issuance under an equity incentive or similar plan of the Company,
(y) securities by their terms convertible into Common Shares or exchangeable for Common Shares immediately following such issuance, or (z) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not exercisable immediately following such issuance):

                                             (1)      the aggregate maximum
number of Common Shares deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Shares shall be deemed to have been issued at the time such options, warrants or other rights become exercisable and for a consideration equal to the consideration (determined in the manner provided in clauses (A) and (B) above), if any, received by the Company upon the issuance of such options, warrants or other rights plus the minimum purchase price provided in such options, warrants or other rights for the Common Shares covered thereby;

                                             (2)      the aggregate maximum
number of Common Shares deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities become convertible or exchangeable or such options, warrants or other rights become exercisable and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or other rights (excluding any cash received on account of accrued interest or accumulated dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities and the exercise of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in clauses (A) and (B) above);

                                             (3)      on any change in the
number of Common Shares deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, including, but not limited to, a change resulting from any subdivision, split-up, combination or reclassification thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                                             (4)      on the expiration or
cancellation of any such options, warrants or other rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon such becoming exercisable, convertible or exchangeable, such Conversion Price shall forthwith he readjusted to such


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Conversion Price as would have been obtained had an adjustment been made upon such options, warrants or other rights becoming exercisable or securities becoming convertible or exchangeable on the basis of the issuance of only the number of Common Shares actually issued upon the exercise of such options, warrants or other rights, or upon the conversion or exchange of such securities; and

                                             (5)      if the Conversion Price
shall have been adjusted upon such options, warrants or other rights becoming exercisable or such convertible or exchangeable securities becoming convertible or exchangeable, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Shares upon the exercise, conversion or exchange thereof.

                           (iii)    Excluded Shares. "Excluded Shares" shall
mean (A) any shares issued to all holders of the Company's Common Shares pursuant to a stock dividend, subdivision or split-up of such shares; (B) issuances pursuant to awards granted for up to 875,000 Common Shares, as equitably adjusted, under an equity incentive or similar plan of the Company;
(C) issuances upon the conversion of this Note or any other Convertible Note, or any Convertible Note reissued upon conversion, in part, of the outstanding principal on this Note or on any other Convertible Note reissued upon conversion; (D) issuances upon the exercise of the notes, warrants or other securities listed on Schedule 4(f)(iii).

                           (iv)     Stock Dividends: Stock Splits, etc. If the
number of Common Shares outstanding is increased by a stock dividend payable in Common Shares or by a subdivision or split-up of Common Shares, then immediately after the record date fixed for the determination of holders of Common Shares entitled to receive such stock dividend or the effective date of such subdivision or such split-up, as the case may be, the Conversion Price shall be appropriately adjusted so that Payee will be entitled to receive the number of Common Shares of the Company which Payee would have owned immediately following such action had all of the unpaid principal of this Note been converted immediately prior thereto.

                           (v)      Combination of Shares. If the number of
Common Shares outstanding is decreased by a combination of the outstanding Common Shares, immediately after the effective date of such combination, the Conversion Price shall be appropriately increased so that Payee will be entitled to receive the number of Common Shares of the Company which Payee would have owned immediately following such action had all of the unpaid principal of this Note been converted immediately prior thereto.

                           (vi)     Reorganizations, Etc. In the case of any
capital reorganization of the Company, any reclassification of Common Shares, the consolidation of the Company with or the merger of the Company with or into any other entity (other than a reorganization or merger solely for the purpose of a change in the state of incorporation of the Company) or the sale, lease or other transfer of all or substantially all of the assets of the Company to any other person or entity, all or part of the unpaid principal of this Note will after such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer be convertible into the number of shares of capital shares or other securities or property to which the Common Shares issuable (at the time of such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer) upon conversion of this Note would have been entitled upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer. The subdivision or combination of Common Shares issuable upon conversion of this
Note into a greater or lesser number of Common Shares



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(whether with or without par value) shall not be deemed to be a reclassification of the Common Shares of the Company for the purposes of this clause (vi).

                           (vii)    Evidence of Indebtedness or Assets. In case
the Company shall declare a distribution payable in securities of any other individual, corporation, partnership, association, trust or other entity or organization, including any government or political subdivision or any agency or instrumentality thereof ("Person"), evidences of indebtedness issued by the Company or other Persons or assets (excluding cash dividends or dividends payable solely in Common Shares) then, in each such case, Payee shall be entitled to receive a proportionate share of any such distribution as if the entire unpaid principal of this Note had been converted into Common Shares as of the record date for the determination of holders entitled to receive such distribution.

                           (viii)   Rounding of Calculations: Minimum
Adjustment. All calculations under this subparagraph (f) shall be made to the nearest cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Paragraph 4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than one cent ($0.01), but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of, and together with, any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one cent ($0.01) or more.

                           (ix)     Applicable Adjustment. In any case in which
two or more separate provisions of this subparagraph (f) shall require an adjustment to the Conversion Price, the applicable adjustment shall be the largest adjustment lowering the Conversion Price resulting from the application of any and all appropriate provisions of this subparagraph (f) to such event.

                  (g) Statement Regarding Adjustments. Whenever the Conversion Price is adjusted as herein provided, the Company shall compute the adjusted Conversion Price in accordance with this Paragraph 4 and shall prepare a certificate signed by the Treasurer of the Company setting forth the adjusted Conversion Price and the facts requiring such adjustment, and such certificate shall forthwith be delivered to Payee.

                  (h) Return/Cancellation. This Note, when surrendered for conversion as herein provided in this Paragraph 4, (i) if the entire outstanding principal balance of this Note is converted, will be canceled and no longer deemed to be outstanding and all rights with respect to this Note will forthwith cease and terminate, except the right of Payee to receive Common Shares in exchange therefor, or (ii) if less than the entire outstanding principal balance of this Note is converted, the Company will reissue a Convertible Note to Payee in an amount equal to the remaining principal balance of this Convertible Note.

                  (i) Reservation of Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of its treasury shares or its authorized but unissued Common Shares, for the purpose of effecting the conversion of this Note, the full number of shares of Common Shares then deliverable upon the conversion of this Note.

                  (j) Valid Issuance. All Common Shares that may be issued upon conversion of this Note will upon issuance by the Company be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the


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Company will take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value of the Common Shares).

                  (k) Legends. Each certificate for Common Shares issued upon the conversion of this Note will be stamped or otherwise imprinted with a legend in substantially the following form:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

The foregoing legend will be removed from the certificates representing Common Shares, at the request of the holder of such shares, at such time as they become registered under the Act or eligible for resale pursuant to Rule 144(k) under the Act.

         5. Events of Default. The following events shall be deemed an event of default under this Note (each, an "Event of Default"):

                  (a) A failure in the payment of any installment of interest or principal on this Note or any part thereof on the date the same is due which failure continues uncured for a period of at least ten (10) days;

                  (b) A failure in the payment of any interest or principal on any other obligation of the Company owed to the Senior Lenders (as such term is defined in that certain Intercreditor Agreement of even date herewith) on the date the same is due which failure continues uncured for a period of least ten
(10) days;

                  (c) The Company (i) admits in writing its inability to pay its debts as they come due, or makes a general assignment for the benefit of its creditors; (ii) commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeks appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or (iii) takes any corporate action to authorize any of the actions set forth above in this Paragraph (5)(c);

                  (d) Any case, proceeding or other action against the Company is commenced seeking to have an order for relief entered against the Company as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of the Company or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action remains undismissed for a period of ninety (90) days;

                  (e) The Company breaches, in a material respect, or fails to perform any material provision or covenant of this Note (other than the payment of any installment of interest on this Note or any part thereof on the date the same is due, which event is provided for in Paragraph 5(a)), which



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breach or failure to perform is not cured within fifteen (15) days of receipt of written notice thereof from Payee to the Company;

                  (f) The Company breaches, in a material respect, or fails to perform any material covenant, condition or other provision of the Loan Agreement, or of any other Loan Document (as defined in the Loan Agreement), which breach or failure to perform is not cured within fifteen (15) days of receipt of written notice thereof from Payee to the Company;

                  (g) Any change in the Company's financial condition, prospects or operations (including, without limitation, the continued validity of all patents and trademarks described in Schedule 4.9(a) to the Loan Agreement) which: (a) has or reasonably could be expected to have any material adverse effect upon the validity or enforceability of any material provision of this Note, the Loan Agreement, or any other Loan Document (as defined in the Loan Agreement); (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of the Company; (c) materially impairs or could reasonably be expected to materially impair the value of any or all of the Collateral (as defined in the Security Agreement referred to in Paragraph 7 below) or the priority of Payee's security interest in the Collateral; or (d) materially impairs, or could reasonably be expected to materially impair the ability of Payee to enforce any of its legal remedies pursuant to this Note, the Loan Agreement, or any Loan Document;

                  (h) The death, total disability or resignation or removal of Robert Olins from the board of directors of the Corporation;

                  (i) The failure of the Company to commence, on or before December 31, 1998 the process of auditing the books and records of the Company for the year ended December 31, 1997, or deliver to the Payee on or before March 31, 1999, (i) audited consolidated financial statements of the Company (including any related notes and schedules thereto) for the fiscal years ended December 31, 1997, and December 31, 1998, respectively, and with respect to the audited consolidated financial statements as of December 31, 1997, such financial statements are not different in any materially adverse way from the unaudited consolidated financial statements included in the Company's Annual Report on Form 10KSB for the fiscal year ended December 31, 1997 and (ii) a certified report by the Company's auditors detailing the capitalization of the Company as of December 31, 1997 (including, but not limited to, the number of Common Shares, preferred shares, options, warrants or other equity instruments issued by the Company) as well as a verification of the Company's liabilities as of June 30, 1998; and

                  (j) For any calendar quarter beginning after December 31, 1998, the Company's actual revenues are less than seventy-five percent (75%) of the projections set forth in the Spatialight, Inc. Financial Projections dated November 11, 1998, and previously delivered to Payee.

         Upon the occurrence of an Event of Default, at the election of the Payee, which election shall be exercised by written notice to the Company, the entire aggregate principal amount of this Note will become immediately due and payable, together with all accrued and unpaid interest thereon. Notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Section 5(d), the entire aggregate principal amount of this Note, together with all accrued and unpaid interest thereon, shall immediately and without notice become due and payable without action of any kind on Payee's part.

         6. Notice of Liquidating Event; Notice of Event of Default. At least thirty (30) days prior to any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, or the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company, or capital shares of the Company, or the consolidation or merger of the Company with or into any other corporation or corporations or the consolidation or merger of any other corporation or corporations with or into the Company (each a "Liquidation Event"), the Company shall give written notice to Payee of the proposed Liquidation Event. Payee, at its option, may convert this Note effective upon the occurrence of the Liquidation Event (or such earlier date as Payee requests), which conversion shall be subject to the Closing of the transaction that constitutes the Liquidation Event. If Payee does not so convert this Note, all principal under this Note, together with accrued and unpaid interest thereon, may be prepaid in full upon the occurrence of the Liquidation Event. The Company shall give prompt written notice to Payee of the occurrence of any Event of Default hereunder, and of any event which with the giving of notice or the passage of time or both would become an Event of Default hereunder.

         7. Security. The full amount of this Convertible Secured Note is secured by certain collateral (the "Collateral") identified and described as security therefor in the Security Agreement of even date herewith (the "Security Agreement"), executed and delivered by the Company. The Company shall not, directly or indirectly, create, permit, or suffer to exist, and shall defend the Collateral against and take such other action is necessary to remove, any lien on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

         8. Notice; Registered Form. Any notice or communication given under this Note will be in writing and be hand delivered, mailed by registered or certified mail, postage prepaid, delivered by facsimile (with a telephonic confirmation or answer-back) or by overnight courier as follows:

                  (i)      If to Payee:

                           {_____}

                  (ii)     If to the Company to:

                           Spatialight, Inc.
                           8-C Commercial Boulevard
                           Novato, CA   94949-5759
                           Attn:  Michael H. Burney
                           Facsimile:  (415) 883-3363

or at such other address as hereafter will be furnished in writing by the addressed party to the other party. Delivery by hand will be deemed given when personally delivered; delivery by registered or certified mail will be deemed given three (3) business days after the same is posted; delivery by facsimile will be deemed given when received; and delivery by overnight courier will be deemed given the first business day following the date of timely deposit with such courier.

         9. No Recourse. No recourse will be had for the payment of principal of, or interest on, this Note, or any part thereof, or for any claim based thereon or otherwise in respect thereof, or for the indebtedness represented hereby, against any shareholder, officer or director, as such, past, present or future of the Company, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all liability, if any, of that character or otherwise against every such shareholder, officer or director, being, by the purchase or assignment of this Note, expressly waived and released.

         10. Waiver: Modification in Writing. No failure or delay on the part of Payee in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Payee at law, in equity or otherwise. Any provision of this Note may be waived by or on behalf of Payee, and this Note may be amended, provided such waiver or amendment is approved and signed by the Company and Payee.

         11. Governing Law; Choice of Forum. This Note will be deemed to be a contract made under the laws of the State of New York, and for all purposes will be construed in accordance with the laws of said state, without regard to principles of conflicts of law.

         12. Severability of Provisions. Any provision of this Note which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         13. Headings. The headings in this Note are for the convenience of reference only and will not affect the construction of this Note.

         IN WITNESS WHEREOF, this Note is executed by a duly authorized officer of each of the undersigned as of the date and year first above written.

                                                     SPATIALIGHT, INC.


                                            By:
                                               ---------------------------------
                                                       Michael H. Burney
                                                    Chief Executive Officer